Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-120092, 333-115667, and 333-111540) and on Form S-8 (File Nos. 333-118178, 333-111393, 333-109006 and 333-149724) of American Electric Technologies, Inc. (formerly American Access Technologies, Inc.) of our report dated March 25, 2009 with respect to our audit of the consolidated financial statements of American Electric Technologies, Inc. as of and for the years ended December 31, 2007 and 2008, which appears in this Annual Report on Form 10-K.

/s/ Ham, Langston & Brezina, LLP
Houston, Texas
March 26, 2009